Confirming Statement

This Statement confirms that the undersigned has authorized and designated each of T. S. Liston, G. W. Gresham, S. F. Coleman, B. L. Nordmark and S. A. Freeman (collectively, the "Authorized Signatories") each signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (includling any amendments thereto) that the undersigned may be required to file with the United States Securities Exchange Commission as a result of the undersigned's position with or ownership of or transactions in securities of eFunds Corporation. The authority of the Authorized Signatories under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's position with or ownership of or transactions in securities of eFunds Corporation, unless earlier revoked in writing.
The undersigned acknowledges that neither eFunds Corporation nor any of the Authorized Signatories are assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. This Statement shall also operate to revoke the authority granted on any prior Confirming Statements executed by the undersigned with regard to the above-named issuer.



/s/ William J. Ryan

Dated:
September 16, 2004